EXHIBIT 99

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936
Laurie Walker-Trade Media (952) 448-8066
FOR IMMEDIATE RELEASE
FSI International, Inc. Announces Preliminary Fourth Quarter and Fiscal Year 2005 Financial Results
The Company Ended the Year with $32 Million in Cash, Cash Equivalents and Marketable Securities and Orders of $26 Million in the Fourth Quarter of Fiscal 2005 Increased as Compared to the Prior Quarter
     MINNEAPOLIS (Oct. 18, 2005) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported preliminary financial results for the fiscal 2005 fourth quarter and the fiscal year ended August 27, 2005.
Fiscal 2005 Fourth Quarter and Full Year Results
     Fiscal year 2005 sales decreased 24 percent to $86.4 million, compared to $114.4 million for fiscal 2004. The Company’s 2005 fiscal year preliminary net loss was $3.3 million, or $0.11 per share, compared to a net income of $141,000, or $0.00 per share for fiscal year 2004.
     Sales for the fiscal 2005 fourth quarter decreased 29 percent to $23.7 million, compared to $33.3 million for the same period of fiscal 2004. The Company’s preliminary net loss for the fourth quarter of fiscal 2005 was $1.9 million, or $0.06 per share, as compared to net income of $3.2 million, or $0.11 per share in the fourth quarter of fiscal 2004.
     These results are preliminary and subject to change depending upon the completion of our audited statements. In particular, with respect to the Company’s equity in earnings of its Japanese joint venture affiliate, m•FSI, LTD, a reconciliation of m•FSI LTD’s audited financial statements from Japanese GAAP to United States GAAP is being completed.
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FSI International, Inc.
October 18, 2005
Page Two
     In fiscal 2005, the Company accrued $250,000, or $0.01 per share, of litigation judgment loss; recorded a $7.0 million, or $0.23 per share, gain on the sale of its Allen, Texas facility; and recorded a $5.8 million, or $0.19 per share, gain on the distributions associated with Applied Materials’ acquisition of Metron Technology N.V. In fiscal 2004, the Company accrued $3.4 million, or $0.11 per share, of patent litigation settlement costs and recorded a $2.0 million, or $0.07 per share, gain on the sale of Metron Technology N.V. stock. The litigation-related costs were included in selling, general and administrative expenses in both periods, and the Metron stock sales gains and gain on distributions were recorded in gain on marketable securities in both periods.
     “While weak industry conditions impacted our financial performance in fiscal 2005, we made good progress on the strategies we established at the beginning of the year,” said Don Mitchell, FSI chairman and chief executive officer, “including:
•	Expanding the process capabilities for our three flagship products;

•	Gaining acceptance for products that were under evaluation by several customers;

•	Adding several leading semiconductor manufacturers to our product user base;

•	Selling our Allen, Texas facility; and

•	Settling all outstanding litigation.
     In addition, as a result of Applied Materials’ acquisition of substantially all of the assets of Metron Technology, we were able to monetize our equity investment in Metron.”
Backlog and Deferred Revenue
     The Company began fiscal 2006 with $19.3 million in backlog. Deferred revenue was $8.0 million at the end of fiscal 2005 and represented $4.8 million of deferred profit. Customers can cancel or delay orders; therefore backlog is not necessarily indicative of shipments or revenues in future periods.
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FSI International, Inc.
October 18, 2005
Page Three
Balance Sheet Strength
     Cash, cash equivalents, restricted cash and marketable securities at year end were $31.9 million. The Company used $3.9 million in cash from operations in the fourth quarter of fiscal 2005. As of August 27, 2005, the Company had $65.6 million in working capital, a current ratio of 3.9 to 1 and a book value of $3.32 per share.
Outlook
     “Recently we added another leading U.S. semiconductor manufacturer to our MAGELLAN® System customer base,” continued Mitchell. “We expect to ship this system late in the first quarter.* Also, in September we shipped a follow-on order to our other U.S. MAGELLAN system customer. However, we do not anticipate gaining acceptance for either of these systems in the first quarter of fiscal 2006,” concluded Mitchell.*
     The Company expects first quarter fiscal 2006 orders to be between $22 to $26 million, as compared to $26.2 million in the fourth quarter of fiscal 2005.* This reflects the expected acceptance of products previously placed with customers for evaluation along with follow-on orders for these and other products.*
     Considering the backlog and deferred revenue levels at the end of fiscal 2005, the Company expects first quarter fiscal 2006 revenues to range from $16 to $19 million.* A portion of the expected revenue is subject to either receiving purchase orders or obtaining timely acceptance from the Company’s customers.
     Based upon the gross profit margin associated with deferred revenue, the expected manufacturing capacity utilization rate, the product sales mix and the current quarterly operating expense run rate, the Company expects a loss in the $6.0 to $8.0 million range for the first quarter of fiscal 2006.*
     Fiscal 2006 first quarter capital expenditures are expected to be approximately $600,000, with depreciation and amortization expected to be between $900,000 and $1.0 million.* If the Company achieves its expectations, it anticipates using $4.5 to $5.5 million of cash in operations during the first quarter of fiscal 2006.*
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FSI International, Inc.
October 18, 2005
Page Four
Conference Call Details
     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CT today over the Internet. The webcast is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.
About FSI
FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals. The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. FSI maintains a web site at http://www.fsi-intl.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains certain “forward-looking” statements (*), including, but not limited to, expected orders, expected revenues, expected net loss, expected capital expenditures, expected depreciation and amortization, expected cash usage, and other expected financial performance for the first quarter of fiscal 2006. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the change in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor in Japan; the success of the Company’s direct distribution organization; legal proceedings; and the potential impairment of long-lived assets; as well as other factors listed herein or from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the 2004 fiscal year and the Company’s quarterly report on Form 10-Q for the third quarter of fiscal 2005. The Company assumes no duty to update the information in this press release.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended		Year Ended
	Aug. 27, 2005	Aug. 28, 2004	Aug. 27, 2005	Aug. 28, 2004
Sales	$23,702	$33,338	$86,370	$114,404
Cost of goods	12,838	15,557	46,376	55,384

Gross margin	10,864	17,781	39,994	59,020
Selling, general and administrative expenses	8,782	9,346	35,291	39,547
Research and development expenses	5,678	5,585	22,078	22,458
Gain on sale of facility	—	—	7,015	—

Operating (loss) income	(3,596)	2,850	(10,360)	(2,985)
Interest and other income, net	332	131	850	425
Gain on marketable securities	1,598	—	5,808	1,972

(Loss) income before income taxes	(1,666)	2,981	(3,702)	(588)
Income tax expense	12	13	50	50

(Loss) income before equity in (loss) earnings of affiliate	(1,678)	2,968	(3,752)	(638)
Equity in (loss) earnings of affiliate	(217)	267	450	779

Net (loss) income	($1,895)	$3,235	($3,302)	$141

(Loss) income per share — basic	($0.06)	$0.11	($0.11)	$0.00

(Loss) income per share — diluted	($0.06)	$0.11	($0.11)	$0.00

Weighted average common shares
Basic	29,826	29,791	29,928	29,792
Diluted	29,826	30,243	29,928	30,315
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Aug. 27, 2005	Aug. 28, 2004
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$31,880	$42,208
Receivables, net	24,896	22,272
Inventories	24,717	27,378
Other current assets	6,924	5,568

Total current assets	88,417	97,426

Property, plant and equipment, net	21,556	30,918

Investment in affiliate	8,484	7,744
Intangible assets, net	1,784	2,057
Other assets	1,698	1,652

Total assets	$121,939	$139,797

Liabilities and Stockholders Equity

Current liabilities
Trade accounts payable	$5,203	$9,470
Deferred profit*	4,788	3,096
Customer deposits	1,220	255
Accrued expenses	11,592	15,854

Total current liabilities	22,803	28,675

Long-term liabilities		750

Total stockholders’ equity	99,136	110,372

Total liabilities and stockholder’s equity	$121,939	$139,797

*Deferred profit reflects deferred revenue less manufacturing and other related costs.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Aug. 27, 2005	Aug. 28, 2004
Sales by Area

United States	36%	53%
International	64%	47%

Cash Flow Statement

Capital expenditures	$1,754	$1,723
Depreciation	3,630	5,654
Amortization	783	2,266

Miscellaneous Data

Total employees, including contract	486	508
Book value per share	$3.32	$3.69
Shares outstanding	29,874	29,942
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